Exhibit 14.1

CONFLICT OF INTEREST POLICY

AND

CODE OF CONDUCT

First Charter, MHC, Charter Financial Corporation and CharterBank (hereafter “Charter”, “Association”, or “Company”) directors, officers and employees must at all times observe the highest standards of business ethics and conduct their personal business affairs in such a manner as to avoid any possible conflict of interest with their duties and responsibilities as members of the Charter organization.

This policy statement (the “Code”)relates to Association policy concerning investments in and personal dealings with individuals and business organizations doing business or seeking to do business with Charter or any of its subsidiaries, proper accounting of funds and assets of the Association, confidences, providing and acceptance of gifts or other benefits, political activities of the Association and the relationship of the Association with Association regulators. Individuals and organizations doing business with Charter include not only regular Association customers but also those who furnish supplies, such as furniture, machinery and business equipment, and those who furnish facilities and services, such as lessors of real estate, insurance companies and agents, real estate and business brokers, advertising agencies and media representatives, printers, security dealers and brokers, architects, attorneys, accountants, engineers, contractors and consultants.

The following requirements must be complied with by all directors, officers and employees of Charter.

STATEMENT OF ETHICS

Each director, officer and employee shall:

1.	Act ethically, with honesty and integrity, including ethically handling actual or apparent conflicts of interest between personal and professional relationships.

2.	Avoid conflicts of interest, including disclosing any material transaction or relationship that reasonably could be expected to give rise to such a conflict in accordance with this Code.

3.	Perform responsibilities with a view to causing reports and documents filed with, or submitted to, the Securities and Exchange Commission (“SEC”) and in other public communications made by the Company, to contain disclosure of information which is full, fair, accurate, timely and understandable.

4.	Comply with laws of federal state and local governments applicable to Company, and the rules and regulations of private and public regulatory agencies having jurisdiction over the Company.

PERSONAL FINANCES AND BUSINESS DEALINGS

1.	Directors, officers and employees are expected to maintain their personal financial affairs in a manner which will favorably reflect on the reputation of the Association.

2.	Under no circumstances should personal and Company funds be co-mingled in any account, fund or other such vehicle for any purpose whatsoever.

3.	Directors, officers and employees shall not invest directly or indirectly in the stock or business of a customer, supplier or lender unless such investment has been approved by the Board of Directors. Provided the employee is not a loan officer for the account or subject to more stringent restrictions applicable to a specific position or department, investment in 1% or less of the issued and outstanding shares of a publicly-held corporation is allowable without prior approval.

4.	No director, officer or employee shall borrow from any customer of the Association (except for normal credit purchases) unless the customer is a recognized lending institution, nor should any director, officer or employee co-sign, endorse or likewise assume liability in connection with the borrowings of any customer (except members of their immediate family).

5.	No director, officer or employee should take for himself an opportunity which belongs to the Association. Whenever the Company has been seeking a particular business opportunity, or the opportunity has been offered to it, or the Bank’s funds, facilities or personnel have been used in developing the opportunity, the opportunity should rightfully be that of Charter.

6.	Directors, officers and employees and their immediate families, whether acting individually or in a fiduciary capacity, are not permitted to sell assets to or purchase assets from the Association unless such assets are being offered at public sale or public auction, or the purchase or sale has been approved by the Board of Directors of the Company.

7.	No director, officer or employee should personally hold a financial interest in, or receive any personal benefit from, any business venture which is in competition with the Association. “Financial interest” for this purpose means any position as owner, proprietor, manager, partner (active or silent), major stockholder, or beneficiary of any such business.

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8.	No director, officer or employee should have any personal business dealings with the Company or its subsidiaries except as a customer for financial services. Real estate should not be purchased, traded or dealt with an employee in anticipation of such property being sold or leased to the Company or to a subsidiary of the Company or of its value being enhanced by the sale or lease to the Bank of real estate in the immediate vicinity. Real estate arrangements in place prior to the adoption of this policy in 1995 are considered to be grandfathered in.

BUSINESS AND FAMILY RELATIONSHIPS

9.	A director, officer or employee of the Institution who individually holds, or holds through members of his/her immediate family, a financial or management interest in a corporation, trust or business unrelated to the Association should not in his/her capacity as an employee or officer, vote to approve or disapprove or exercise any discretionary authority whatsoever with respect to any loan purchase, sale, lease or other transaction or course of dealing between the business and Charter.

10.	When acting for the Association, an officer or employee shall not vote to approve or disapprove or exercise any discretionary authority whatsoever with respect to any loan, purchase, sale, lease, accounting or other transaction between his/her immediate family and the Association.

CONFIDENCES

11.	Confidential information with respect to the business of the Company or the customers and suppliers of the Company obtained by employees of the Company is considered privileged and is to be held in strictest confidence. It is to be used solely for corporate purposes and not for the purpose of personal gain. Confidential information should not be transmitted to persons outside the Company, including family or associates, or even to other employees of the Company who have no need for the information in discharging their duties.

12.	Confidential information concerning customers may in some instances be considered “inside information,” which, if used or disclosed, could subject the employee, the Company and a person outside the Company to whom the information is communicated to liability under Federal or State Securities laws. Anyone in possession of material inside information must refrain from trading or recommending the purchase or sale of the securities concerned until the information is properly disclosed to the investing public.

USE OF CHARTER NAME

13.	No director, officer or employee should, unless authorized, through activities, statements or otherwise, represent or imply Association sponsorship or approval of any political, social, religious or business activity or cause.

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PROVIDING AND ACCEPTANCE OF GIFTS OR OTHER BENEFITS

14.	No individual representing the Company should provide directly or indirectly any gift or service of more than reasonable and customary value to any individual, company or government unit in consideration for doing business with the Company or a customer or supplier or equipment or services. However, this is not intended to prohibit normal business entertainment of customers and suppliers which is a generally accepted business practice. Premiums such as those offered for opening new accounts may be provided in conjunction with new business campaigns, and promotional materials of reasonable and customary value may occasionally be given to customers or others.

15.	No individual representing the Company should accept any gift or service of more than reasonable and customary value from an actual or potential customer or supplier. While normal business entertainment is appropriate, in no instance should any gift or offer of entertainment be accepted if acceptance could jeopardize public confidence in the Company or create undesirable obligations to the donor. This is not intended to prohibit the exchange of reciprocal courtesies of the same appropriate reasonable and customary value between Company employees and their personal friends.

In the event any director, officer or employee of the Company is offered, receives or anticipates receiving something of greater value from a customer or other business relationship, beyond what is considered to be of reasonable and customary value and in the normal course of conducting business, the officer or employee should disclose any such offer or receipt to the Director of Human Resources of the Company who will advise the employee of the proper course to follow. Written reports of such disclosures will be compiled and kept on file for review by appropriate authorities.

16.	It is expected that Association directors, officers and employees will exercise prudent judgment in the interpretation of this guide and at all times will avoid any situation which might be subject to question.

INDIRECT CONFLICTS

17.	Investments and dealings prohibited to Charter directors, officers and employees should be avoided by the members of the director’s, officer’s or employee’s family who act on the information or advice of the employee. Such members include the employee’s spouse, the employee’s children and their spouses, brothers and sisters and their spouse’s, parents and parents-in-law. (See Statement of Company Policy Regarding Confidential Information and Stock and Securities Trading by Directors, Officers and Employees AND Statement of Company Policy Regarding Disclosure of Material Information.)

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CORPORATE FUNDS

18.	No director, officer or employee of the Company should maintain or authorize the accumulation of Company funds that are not recorded on its books and records.

19.	No director, officer or employee may authorize disbursement to others from any such accumulated funds.

20.	Any Association liability to an individual or organization doing business with the Association should be satisfied only by submission of an appropriately detailed invoice to the Association and should not be netted against any funds accumulated for the Association or against any other indebtedness to the Association of such individuals or organizations doing business with the Association.

POLITICAL ACTIVITIES

21.	The Company belongs to several trade groups which sponsor political action committees to raise campaign funds from voluntary contributions. Officers and individuals are encouraged to be active in community governmental affairs.

22.	As a corporate entity, the Association will make no contributions or expenditure to or for the benefit, use or support of any political purpose (other than through the political action committees referenced in item 21 above.) The Association will not reimburse any person for such contribution or expenditure. The Association’s supplies, materials, stationery, postage, telephones, copy machines, offices, premises, office equipment, office furniture, vehicles and any Association property will not be made available to or used by any political party, candidate or political committee in connection with any campaign for an elective office.

23.	The Company may make loans in connection with political campaigns provided that such loans are made in the ordinary course of business and are in conformity with state and federal law and Company lending policy.

RELATIONSHIP WITH ASSOCIATION REGULATORS

24.	The Association will seek at all times to comply with applicable laws and regulations. When applicability or interpretation of such laws and regulations is unclear, advice of counsel will be sought.

25.	In order to merit the confidence of the public and those agencies who regulate the Association, there must be complete candor in dealings with the regulatory agencies. Each director, officer and employee must respond completely and accurately to all questions put to him or her by the regulatory agencies, the Company’s outside

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independent auditors, members of the internal audit division, any internal control review committee, or the Association’s counsel. No adverse data in response to any question should be concealed.

COMPLIANCE

26.	At such times as the Company deems appropriate, each director, officer and employee in designated positions will be requested to complete a questionnaire concerning personal compliance with this policy and return it to the Company’s compliance officer. The compliance officer will prepare a brief report for the Board of Directors covering the receipt of the completed questionnaire and citing any problem areas disclosed therein.

27.	At any time, every director, officer and employee should feel free and is urged to present to the Company for determination any particular investment or relationship which he would like to have reviewed for compliance with the letter and spirit of this policy statement. Such inquiries should be addressed to the Director of Human Resources.

ADMINISTRATION RESPONSIBILITY

The compliance officer is responsible for administering and enforcing this Code, conducting Code-related training, maintaining all Code-related records and investigating and resolving all Code-related matters.

Code-related matters include, but are not limited to, conflicts, receiving or giving gifts, conducting business with affiliates or affiliated persons, borrowing from a customer, client or supplier, taking loans from or conducting other transactions with or involving Charter or affiliated persons, purchasing or selling assets to or from Charter or affiliated persons and outside employment (including certain civic activities), all as described in this Code, and any questions regarding the scope of this Code or compliance herewith including any violations or alleged violations of any provision of this Code.

RESPONSIBILITY TO REPORT CODE-RELATED MATTERS

All persons subject to this Code must report Code-related matters in accordance with the procedures set forth herein. All officers and employees must promptly make reports of any Code-related matters to their immediate supervisor or to the compliance officer. All supervisors receiving such reports must promptly advise the compliance officer, even if such supervisor has reason to believe that the compliance officer has already been advised. The President of Charter, the Chairman of the Board of Directors and each director of Charter must promptly make reports of any Code-related matters to the compliance officer.

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GENERAL PROCEDURES FOR RESOLVING ALL CODE-RELATED MATTERS

If the compliance officer is unable to promptly resolve a Code-related matter consistent with this Code and applicable laws and regulations, the compliance officer shall promptly confer with the President of Charter. If the compliance officer and the President are unable to promptly resolve the matter to their mutual satisfaction consistent with this Code and applicable laws and regulations, the compliance officer and the President shall promptly confer with the Audit Committee of the Board of Directors. If the compliance officer, the President and the Audit Committee are unable to promptly resolve the matter to their mutual satisfaction consistent with this Code and applicable laws and regulations, the compliance officer, the President and the Audit Committee shall promptly confer with the Chairman of the Board of Directors to determine a mutually satisfactory resolution. The Chairman of the Board of Directors may confer with the full Board of Directors on any Code-related matter.

PERMISSIBLE TRANSACTIONS WITH CHARTER AND OTHER MATTERS NOT INVOLVING A CODE VIOLATION

The compliance officer shall promptly review all reports of Code-related matters seeking the Charter’s permission to conduct a permissible transaction or involving any other matter not apparently involving or alleging a violation of any Code provision. The compliance officer shall confer with the appropriate officers of Charter to determine if the requested transaction or other matter complies with all applicable laws, regulations and policies. If deemed necessary by the compliance officer, the compliance officer shall seek the advice of legal counsel to Charter. The compliance officer or his or her designee shall promptly advise the filer of the request as to Charter’s determination.

INVESTIGATION AND RESOLUTION OF ALL CODE VIOLATIONS

The compliance officer shall promptly investigate all violations or alleged violations of any provision of this Code (a violation or alleged violation of this Code is referred to as “Code Violation”). Where deemed appropriate by the compliance officer, the compliance officer shall promptly report any Code Violation to the President, the Audit Committee of the Board of Directors and/or the Chairman of the Board of Directors with any recommendations for resolution, in accordance with the investigation and referral procedures described herein. Upon learning of a Code Violation, Charter, through the compliance officer or other employee, will take appropriate action to resolve the Code Violation. Such resolution may involve disciplinary actions or other sanctions including termination of employment. Charter shall take all reasonable steps to respond to any offense and prevent its recurrence.

INVESTIGATION AND REFERRAL PROCEDURES FOR CODE VIOLATIONS

Any report of a Code-related matter involving a Code Violation shall promptly be investigated by the compliance officer (or his or her designee approved by the full Board of Directors). To encourage employees to fulfill their obligations to Charter, a procedure has been established

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under which any director or employee, suspecting that a Code Violation has been or is being committed, may report the facts in a manner that will safeguard the person’s identity to the fullest extent practicable and protect the reporting person against retribution. The procedure for making such a report is as follows:

1.	Any person who becomes aware of a past or present Code Violation shall promptly report the facts and circumstances to his or her immediate supervisor, or to the compliance officer. If a supervisor has been advised of a Code Violation, the supervisor shall promptly report the matter to the compliance officer.

2.	The compliance officer (or his or her designee approved by the full Board of Directors) shall promptly conduct an investigation into the reported Code Violation without disclosing the identity of the reporting person and prepare a report that will not identify the reporting person. The compliance officer shall also present the facts and circumstances in the report in a manner that will protect, to the greatest extent possible, the anonymity of the reporting person without omitting material details. Where a violation of law is alleged or appears possible based on the facts and circumstances reported, the compliance officer shall promptly consult with Charter’s legal counsel in strict confidence.

3.	The compliance officer shall promptly resolve the Code Violation consistent with this Code and applicable laws and regulations.

4.	If the compliance officer is not able to promptly resolve the Code Violation, the compliance officer shall promptly confer with the President of Charter and provide the President with a copy of the investigation report. The compliance officer and the President shall promptly verify the conclusions in the investigation report, if necessary, and resolve the Code Violation consistent with this Code and applicable laws and regulations.

5.	If the compliance officer and the President are not able to promptly resolve the Code Violation to their mutual satisfaction, the compliance officer and the President shall promptly confer with the Audit Committee of the Board of Directors and provide the Committee with a copy of the investigation report. The compliance officer, the President and the Audit Committee shall promptly verify the conclusions in the investigation report, if necessary, and resolve the Code Violation consistent with this Code and applicable laws and regulations.

6.	If the compliance officer, the President and the Audit Committee are not able to promptly resolve the Code Violation to their mutual satisfaction, the compliance officer, the President and the Audit Committee shall promptly confer with the Chairman of the Board of Directors and provide the Chairman with a copy of the investigation report.

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The compliance officer, the President, the Audit Committee and the Chairman shall promptly verify the conclusions stated in the investigation report, if necessary, and resolve the Code Violation consistent with this Code and applicable laws and regulations.

7.	The compliance officer or any other person selected by the Audit Committee, in consultation with the President and the Board of Directors, shall promptly disclose any alleged impermissible, illegal or criminal conduct to the OTS and any other regulatory and law enforcement agencies with jurisdiction over the matter in a manner that will ensure confidentiality and protect all applicable privileges to the greatest extent practicable. Charter shall fully cooperate with such authorities to bring those responsible for the impermissible, illegal or criminal conduct to justice.

8.	In the event that legal proceedings are brought, the reporting person may be required to be formally interviewed and to testify, just as any other person having knowledge of the relevant facts and circumstances would be required. However, Charter shall protect the identity of the reporting person to the greatest extent practicable.

Directors, officers or employees who willfully fail to report a Code Violation or who fail to cooperate in an investigation of a Code Violation will be subject to disciplinary action, possibly including termination of employment.

REQUEST FOR WAIVERS

A waiver of a provision of this Code shall be requested whenever there is a reasonable likelihood that a contemplated action will violate the Code. The procedure for requesting a waiver is as follows:

1.	If the request under consideration relates to an executive officer or director, the determination with respect to the waiver shall be made by the Audit Committee, in consultation with the compliance officer, and as the Audit Committee deems appropriate and submitted to the Board for ratification.

2.	If the request under consideration relates to any other employee, the determination shall be made by the employee’s immediate supervisor, in consultation with the compliance officer unless such request is quantitatively or qualitatively material or outside the ordinary course of business, in which case such determination shall be made by the Audit Committee.

3.	The decision with respect to the waiver request shall be documented and forwarded to the compliance officer for filing and retention, with a copy to the Audit Committee.

4.	All waivers of this Code (other than those approved by the Audit Committee) shall be promptly reported by the compliance officer to the Audit Committee.

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5.	Waivers will not be granted except under extraordinary or special circumstances.

6.	To the extent determined to be required or appropriate by Charter’s Board of Directors in consultation with the compliance officer and/or Charter’s legal counsel, waivers shall be publicly disclosed on a timely basis.

SANCTIONS FOR CODE VIOLATIONS

Failure to comply with the policies in this Code will result in disciplinary action, ranging from a reprimand to dismissal and possible civil and criminal prosecution. Disciplinary actions will be pursued by Charter against all of the following: (a) any director or employee violating this Code; (b) any director or employee deliberately withholding information regarding a Code Violation; (c) the manager or supervisor of a person who has committed an act under (a) or (b), in circumstances where such violation reflected poor supervision or lack of diligence; and (d) any director or employee who retaliates, directly or indirectly, against any employee who reports a suspected Code Violation. In addition, Code Violations may expose the offending director or employee and Charter to monetary damages, regulatory penalties and criminal sanctions. Charter will ensure that all disciplinary actions taken to enforce this Code are applied consistently and in accordance with all applicable laws and regulations.

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